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                                                                   EXHIBIT 99.11

GMAC RFC

                 2004 ANNUAL STATEMENT OF COMPLIANCE CERTIFICATE

      Pursuant to the governing documents including but not limited to various Pooling and Servicing Agreements and Sales and Servicing Agreement ("the Agreements"), where Residential Funding Corporation ("the Master Servicer") has been appointed Master Servicer, an annual statement of compliance is required to be delivered to either the Trustee or the Investor. The undersigned Director of Residential Funding Corporation, hereby certifies that:

      (i) a review of the activities of the Master Servicer during the preceding calendar year has been conducted, and the performance of duties outlined in the Agreements has been made under the undersigned officers' supervision;

      (ii) to the best of the undersigned officers' knowledge, based on the aforementioned review, the Master Servicer has complied with the minimum servicing standards set forth in the USAP for Mortgage Bankers, and has fulfilled off of its material obligations relating to the Agreements in all material respects throughout such year; and

      (iii) to the best of the undersigned officers' knowledge, each Subservicer has complied with the minimum servicing standards set forth in the USAP for Mortgage Bankers, and has fulfilled all of its material obligations relating to the Agreements in all material respects throughout such year.

Dated: March 15, 2005

/s/ Barbara Wendt
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Barbara Wendt
Managing Director, Master Servicing

/s/ Darsi Meyer
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Darsi Meyer
Director, Securities Administration

GMAC-RFC
2255 North Ontario Street  Suite 400 Burbank, CA 91504
818.260.1400     gmacrfc.com